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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of
  Eprise Corporation
Framingham, Massachusetts

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-94777 of Eprise Corporation on Form S-1 of our report dated January 21, 2000 (March 21, 2000, as to the effects of the stock split described in Note 2 and the restatement described in Note 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 1999 consolidated financial statements), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 22, 2000